UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to amend and supplement Item 5.02 of the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on May 6, 2015, to disclose the material terms of Mr. Ausher’s Offer Letter to serve as the Company’s Chief Accounting Officer.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2015, the Company appointed Jason Ausher, 41, as the Company’s Chief Accounting Officer, effective May 15, 2015. In connection with his appointment, on May 20, 2015, the Company entered into an Offer Letter with Mr. Ausher setting out the terms of his employment.

Mr. Ausher will earn an annual base salary of $250,000 and is eligible to participate in the Company’s annual executive bonus plan with an annual target bonus equal to 50% of his base salary, and he has the opportunity to earn up to 200% of his base salary for achievement of goals in excess of the target goals, as approved by the Human Resources and Compensation Committee.

If Mr. Ausher’s employment is terminated by the Company without Cause or by Mr. Ausher for Good Reason (as such terms are defined in the Offer Letter), he would receive a cash payment equal to six months’ base salary.

Mr. Ausher is subject to standard confidentiality undertakings and has agreed to several restrictive covenants. He has agreed to a non-competition covenant that generally limits his ability to compete with the Company in any countries in which it conducts business. He has also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of six months following termination, regardless of the cause of the termination.

There is no arrangement or understanding between Mr. Ausher and any other person(s) pursuant to which he was selected as Chief Accounting Officer. Mr. Ausher does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Ausher does not have a direct or indirect material interest in any transaction in which the Company is a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)
May 22, 2015
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary